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As filed with the Securities and Exchange Commission on March 15, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RDA MICROELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

6/F, Building 4, 690 Bibo Road
Pudong District, Shanghai 201203
The People's Republic of China
Phone: +86 (21) 5027 1108
Facsimile: +86 (21) 5027 1099
(Address and telephone number of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, and telephone number of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road, Central Hong Kong Phone: +852 3740-4700	James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong Phone: +852 2533-3300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, par value $0.01 per share(1)	57,615,000(2)	$1.8817(3)	$108,414,145.50(3)	$14,787.69(4)

(1)
American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Commission on October 27, 2010 (Registration No. 333-170171). Each American depositary share represents six ordinary shares.

(2)
Includes ordinary shares that are issuable upon the exercise of the underwriters' option to purchase additional shares. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low trading prices on March 8, 2013 of the Registrant's American depositary shares listed on the NASDAQ Global Market, each representing six ordinary shares of the Registrant.

(4)
Includes $2,302 previously paid.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March       , 2013

PRELIMINARY PROSPECTUS

8,350,000 American Depositary Shares

RDA Microelectronics, Inc.

Representing 50,100,000 Ordinary Shares

        We are offering 100,000 American Depositary Shares, or ADSs, and the selling shareholders are offering 8,250,000 ADSs. Each ADS represents six ordinary shares, par value $0.01 per ordinary share.

        Our ADSs are listed on the NASDAQ Global Market under the symbol "RDA." The last reported sale price of our ADSs on March 14, 2013 was $11.58 per ADS.

        Investing in our ADSs involves risks. See "Risk Factors" beginning on page 7.

PRICE $        PER ADS

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company	Proceeds to Selling Shareholders

Per ADS

Total

        Certain of the selling shareholders have granted the underwriters the right to purchase up to 1,252,500 ADSs to cover over-allotments.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the ADSs to purchasers on            , 2013.

Credit Suisse	Morgan Stanley

              , 2013

        You should rely only on the information contained or incorporated by reference in this prospectus or contained in any related free-writing prospectus that we have filed with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

        We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

i

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus.

        We incorporate by reference the document listed below:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on March 15, 2013.

        In addition, all documents we file under Sections 13(a), 13(c) and 15(d) of the Exchange Act subsequent to the date hereof and before the termination of this offering, are incorporated by reference including current reports on Form 6-K that we file with the SEC prior to the termination of this offering that indicate they are being incorporated by reference into this prospectus.

        Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

6/F, Building 4, 690 Bibo Road
Pudong District, Shanghai 201203
The People's Republic of China
Phone: +86-21-5027-1108
Facsimile: +86-21-5027-1099
Attention: Chief Financial Officer

ii

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding whether to buy our ADSs.

Our Business

        We are a China-based fabless semiconductor company that designs, develops and markets wireless systems-on-chip and radio-frequency semiconductors for cellular, connectivity, and broadcast applications. We shipped our first product in 2005, and our diversified product portfolio currently includes baseband, radio-frequency front end modules, power amplifiers, transceivers, Bluetooth systems-on-chip, Wi-Fi, Bluetooth and FM combo chips, FM radio receivers, set-top box tuners, analog mobile television receivers, CMMB mobile television receivers, walkie-talkie transceivers and LNB satellite downconverters. Since inception, we have been dedicated to meeting the specific needs of the manufacturers of wireless devices based in China. In particular, we seek to provide the high levels of product integration, rapid time-to-market and flexible design as well as the local sales service and engineer support valued by this customer base.

        Our core competency is the design of highly integrated, high-performance radio-frequency and mixed-signal systems-on-chip. We have developed our core competency through a combination of technical know-how, system- and application-level knowledge and expertise in mixed-signal integrated circuits which convert real-world analog signals, such as sound and radio waves, into digital signals that electronic products can process. Through internal development, licensing and acquisition, we have assembled an extensive library of radio-frequency, mixed-signal, and digital signal processing building blocks which enables us to develop our comprehensive system-level intellectual property. Our system-level intellectual property includes baseband, FM, Bluetooth, WiFi, GPS, analog mobile television, CMMB, DAB, and other radio-frequency components including 2G and 3G transceivers, DVB-T and DVB-S tuners, and power amplifiers. Our technology platform, comprising all the above, enables us to improve our design efficiency, increase the productivity of our engineers and develop new products quickly to meet customer requirements.

        We initially focused on developing radio-frequency products for the wireless semiconductor market. Our radio-frequency product line has expanded over the years from power amplifiers to a broad range of technologies, including Bluetooth systems-on-chip. More recently, we have introduced a highly integrated combo chip containing FM, Bluetooth and WiFi capabilities and power amplifiers designed for the 3G market. In April 2012, we entered the baseband market with our acquisition of Coolsand's baseband business and intellectual properties, and since then we have shipped over 100 million 2G baseband chips and we expect to sample our new EDGE baseband chip by the end of March 2013. According to IHS iSuppli, an independent market research company, we were the number one supplier of power amplifiers and Bluetooth systems-on-chip and the number two supplier of 2G baseband chips to Chinese manufacturers in terms of units shipped in the fourth quarter of 2012.

        We currently have more than 1,100 customers, most of which are located in our primary market, China. Our customers include the top branded handset manufacturers in China, including Huawei, ZTE, Lenovo, China Wireless Technologies, and TCL, and the top design houses in China, including Tinno, Wingtech, Waterworld, Huaqin, and Longcheer. We have started to expand our customer base outside of China by selling TD-SCDMA transceivers, DVB-S tuners, GSM power amplifier switch modules, and EDGE transceivers to Samsung and DVB-S tuners to LG Innotek. Since our inception, over two billion RDA units have been incorporated into mobile handsets, set-top boxes, MP3 players and other wireless and consumer electronic devices and sold in China, Southeast Asia, India, the Middle East, Africa, Russia, and Latin America.

        We recorded revenue of $191.2 million and net income of $19.1 million in 2010, revenue of $288.9 million and net income of $51.6 million in 2011 and revenue of $391.3 million and net income of $52.9 million in 2012.

Our Industry

        Wireless communications technologies have evolved through generations of wireless protocols. Most mobile handsets today are based on 2G (including 2.5G and 2.75G) and 3G technologies, with 3G expected to be the leading standard globally over the next several years. Despite the global adoption of 3G and 4G standards, 2G technology is expected to remain a major standard in emerging markets for the next several years. A parallel development has been the increasing connectivity, computing and multimedia capabilities of mobile handsets, broadly defined as smartphones, based on various generations of wireless protocols. The attractive features and capabilities of smartphones have been driving strong growth, including at the lower end of the smartphone market. At the same time, handsets with fewer capabilities than smartphones and priced in the low- and mid-range, also known as feature phones, are expected to continue to experience solid demand from price-conscious customers in the emerging markets.

        Mobile handsets are increasingly requiring cellular, connectivity, and broadcast technologies. As mobile handset designs incorporate more diverse functions and advanced computing capabilities, manufacturers compete to include the largest number of functions while minimizing space requirements and power consumption. As a result of this, integration of features and functionalities provides substantial benefits to manufacturers of mobile handsets, particularly in the higher volume, more price sensitive segments of the market. Effectively addressing these challenges requires expertise in the integration of radio frequency and baseband-related technologies.

        Chinese mobile handset manufacturers have grown significantly over recent years. According to IHS iSuppli, these manufacturers accounted for an estimated 810 million mobile handsets shipped worldwide in 2012, of which an estimated 602 million were 2G handsets. Exports to other emerging markets have increased significantly, representing an estimated 639 million of those 810 million in 2012. Mobile handset manufacturers in China place different demands on their semiconductor suppliers than suppliers based elsewhere, including different product cost and performance trade-offs, higher levels of support, flexible logistic and distribution arrangements, and accelerated product cycles. We believe this has created an advantage for locally based semiconductor suppliers who are closer to the customers, better understand the market environment, and can build their business to address the needs of customers with these different requirements.

Our Strengths

        We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

  •
  Advanced process technology migration and rapid design cycles;

  •
  Proven and innovative wireless system-on-chip technology platform;

  •
  Track record of delivering highly integrated high performance products;

  •
  Broad product offering and proven product development capabilities;

  •
  Local sales, service and engineering advantage; and

  •
  Strong engineering team led by experienced management team.

Our Strategies

        We intend to build upon our competitive position serving China's mobile handset market and leverage our radio-frequency and mixed signal design expertise to become a leading provider of semiconductor products in the global cellular, broadcast, and connectivity markets. While we plan to continue to focus on mobile handsets, we will also continue to address specialty markets outside of mobile handsets where highly integrated single chip solutions can replace discrete components.

        We plan to achieve our objectives by pursuing the following strategies:

  •
  Develop highly integrated products leveraging our core system-on-chip design expertise;

  •
  Continue to expand our product offering with high-margin products;

  •
  Maintain and expand our customer base, including pursuit of large growth opportunities in emerging markets;

  •
  Continue to reduce our costs of production;

  •
  Recruit, develop and retain highly productive engineers; and

  •
  Selectively pursue acquisitions.

Risks Associated with Our Business

        Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including the following:

  •
  If we fail to develop and introduce new products and enhancements or to manage product transitions, or if our products do not achieve market acceptance on a timely basis or at all, our ability to attract and retain customers could be impaired and our competitive position may be harmed, which could have a material adverse effect on our revenue and results of operations.

  •
  If we cannot successfully develop new smartphone products, our total addressable market may shrink and our business and revenues will decline.

  •
  If we are not able to compete effectively, we may be unable to increase or maintain revenue and market share.

  •
  If our mobile handset customers fail to keep up with market standards, our business and results of operations may be materially and adversely affected.

  •
  Because we do not have long-term commitments from our customers, we must estimate customer demand, and our ability to accurately forecast demand for and sales of our products is limited, which may have a material adverse effect on our inventory levels, sales and results of operations.

  •
  The average selling prices of products in our markets have historically decreased rapidly and will likely continue to do so in the future, which could result in lower revenue and gross margins.

  •
  If our customers do not comply with the regulations of the countries in which they sell their products, they may be unable to continue to sell their products in those countries and their demand for our products may decline, which could have a material adverse effect on our revenue and results of operations.

  •
  Changes in industry standards could limit our ability to sell our products and force us to write down our inventory.

  •
  Changes to the mix of products we sell may have a significant impact on our financial results.

  •
  We do not expect to sustain our recent rates of growth in revenue.

        Please see "Risk Factors" for these and other risks and uncertainties that we face.

Corporate Information

        We were formed in January 2004 with the incorporation of Himix Technologies Incorporated in the British Virgin Islands. We incorporated RDA Microelectronics, Inc. in the Cayman Islands in May 2008 to serve as our holding company and listing vehicle. We and certain selling shareholders of our company completed an initial public offering of 8,625,000 ADSs in November 2010. Our ADSs have been listed on the NASDAQ Stock Market since November 10, 2010, under the symbol "RDA."

        Our principal executive offices are located at 6/F, Building 4, 690 Bibo Road, Pudong District, Shanghai 201203, People's Republic of China. Our telephone number at this address is +86-21-5027-1108. Our registered office in the Cayman Islands is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, George Town, Grand Cayman KY1-1111, Cayman Islands. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, NY 10017.

        Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website address is www.rdamicro.com. The information contained in this website is not part of this prospectus.

THE OFFERING

Offering price	$
ADSs offered by us	100,000 ADSs
ADSs offered by the selling shareholders	8,250,000 ADSs (or 9,502,500 ADSs if the underwriters exercise their over-allotment option in full)
Ordinary shares outstanding immediately after this offering	289,674,642 ordinary shares
The ADSs	Each ADS represents six ordinary shares, par value $0.01 per share.
The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement.

If we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange.
We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to our annual report on Form 20-F for the year ended December 31, 2012.

Over-allotment option	Certain of the selling shareholders have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an additional 1,252,500 ADSs.
Use of proceeds

We expect to receive proceeds from this offering of $1.1 million, after deducting underwriting discounts and commissions. We plan to use the proceeds to pay the expenses of the offering. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders. See "Use of Proceeds".

Lock-up

We, each of our directors and executive officers and the Warburg Pincus entities have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ADSs or ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares for a period of 90 days following the date of this prospectus. See "Underwriting" for more information.

NASDAQ symbol	RDA.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2013.
Depositary	Citibank, N.A.

RISK FACTORS

        An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

         If we fail to develop and introduce new products and enhancements or to manage product transitions, or if our products do not achieve market acceptance on a timely basis or at all, our ability to attract and retain customers could be impaired and our competitive position may be harmed, which could have a material adverse effect on our revenue and results of operations.

        The markets for semiconductors generally, and for wireless systems-on-chip and radio-frequency semiconductors in particular, are characterized by rapidly changing technology, evolving industry standards, rapid changes in customer requirements and frequent product introductions. We must continually design, develop and introduce new products with improved features in a cost-effective manner to be competitive, which requires us to devote substantial financial and other resources to research and development. Our research and development expense was $25.8 million in 2010, $32.8 million in 2011 and $54.6 million in 2012, representing 13.5%, 11.3% and 14.0% of our revenues during those three periods, respectively. If we do not continue to make substantial investments in research and development, we may not remain competitive. However, if our investments in research and development do not result in new products and enhancements that meet customer needs in a timely manner, or at all, our results of operations and financial condition may be materially adversely affected.

        On March 22, 2012, we acquired the baseband intellectual property and business of Coolsand Technologies (Hong Kong) Limited, or Coolsand, a privately owned company also controlled by entities affiliated with Warburg Pincus. The consideration paid was $46 million, including cash, ordinary shares and offset of accounts receivable due. We hired most of Coolsand's engineers and began to sell baseband products in April 2012. Baseband products represented a substantial part of our revenues for the year ended December 31, 2012, and we have invested significant time and effort into developing baseband products that we might otherwise have spent developing other products. The development of baseband products is complex and requires a substantial commitment of resources to meet increasingly demanding industry standard protocols. If we are unable to manage our transition into the baseband product market, our competitive position may be harmed and our future results will be negatively impacted.

        Our current and future products may not achieve market acceptance or adequately address the changing needs of the market, and we may not be successful in developing and marketing new products or enhancements to our existing products on a timely and cost-effective basis. The introduction of products incorporating new technologies, the emergence of new industry standards or changes in customer requirements could render our existing products obsolete and unmarketable. For example, we have been developing new products for EDGE smartphones, and we plan to develop additional products for WCDMA, TD-SCDMA and LTE smartphones in order to address changes in consumer demand, but there is no assurance that we will be successful in developing these products or that these products will compete successfully in the marketplace. Furthermore, inventory is particularly susceptible to obsolescence in our industry due to the rapid pace of innovation. For example, in 2011 we completed our migration to 55 nanometer geometry process, which led to our writing down the unsold inventory of 130 and 110 nanometer products. In addition, if we or our customers are unable to manage product transitions in a timely and cost-effective manner, our business and results of operations will suffer.

        The development of our products is highly complex. Occasionally, we have experienced delays in completing the development and introduction of new products and product enhancements, and we could experience delays in the future. Unanticipated problems in developing products could also divert substantial research and development and engineering resources, which may impair our ability to develop new products and enhancements and could substantially increase our costs. Even if we introduce new and enhanced products to the market, we may not be able to achieve market acceptance of these products in a timely manner or at all.

         If we cannot successfully develop new smartphone products, our total addressable market may shrink and our business and revenues will decline.

        To date, the vast majority of our revenues have come from the sales of products for use in feature phone handsets. We are in the process of developing baseband products for the smartphone market, but we have not yet begun volume production, and we expect that we will continue to rely on feature phone products for a substantial part of our revenue for some time to come. Consumers in many markets have been gradually replacing their feature phones with smartphones, though the rate at which this transition occurs varies from market to market. If consumers abandon feature phones more quickly than we anticipate, we would have less time to develop smartphone products to compensate for the decline in the feature phone market. If we cannot successfully transition from feature phone products to smartphone products in a timely fashion, our total addressable market may shrink and our business and revenues will decline.

         If we are not able to compete effectively, we may be unable to increase or maintain revenue and market share.

        We may not be able to compete successfully against current or potential competitors. We compete with large semiconductor companies who offer a wide range of stand-alone and integrated semiconductor solutions in our markets and with companies that compete with us in one particular product or product family. Many of our current and potential competitors have longer operating histories and significantly greater financial, manufacturing, technical, marketing, sales and other resources than we do. This may allow them to respond more quickly than us to new or emerging technologies or changes in industry standards or customer requirements. Some of our competitors may have greater credibility with our existing and potential customers. In addition, some of our larger competitors may be able to provide greater incentives to customers through rebates and similar programs, which may make it difficult for us to gain or maintain market share. If we cannot compete effectively, we may be unable to increase or maintain revenue and market share.

        As we enter new markets, we may face new competitors. Following our acquisition of Coolsand's business, which primarily includes its baseband intellectual property, we entered the baseband market in April 2012. The baseband market is highly competitive, with some of the key competitors being very large and well-known multinational companies. Furthermore, baseband products are complex and present difficult challenges for development. The development of baseband products is complex and requires a substantial commitment of resources to meet increasingly demanding industry standard protocols. If we cannot compete effectively in this field, we may be unable to increase or maintain revenue and market share.

        Some of our competitors with multiple product lines bundle the sale of or integrate their products, which may allow them to price competing products more aggressively or increase their market share. Companies who compete with us in one product but do not have other competing product lines may even seek to deny us revenues from our products in those other product lines by bundling their competing product with products from unrelated third parties. Some of our competitors may design their products to make it more difficult for customers to use products from third parties such as us. We expect that semiconductors will become increasingly highly integrated, and if we cannot provide semiconductors that integrate the features or functions that our customers demand, we may be unable to compete effectively.

         If our mobile handset customers fail to keep up with market standards, our business and results of operations may be materially and adversely affected.

        The majority of our customers are China-based mobile handset manufacturers that sell their products in many different countries in the world. The mobile handset markets that our customers operate in are characterized by evolving wireless communication standards, changing end user preferences and demand for new and advanced functions and applications on mobile handsets, rapid product obsolescence and price erosion, intense competition, and wide fluctuations in product supply and demand. Our customers are subject to constant pressure to develop and upgrade their product offerings in response to updates in wireless communication standards in any country that they sell products to. Most of our mobile handset customers currently manufacture products for second-generation wireless communication standards. In recent years, many countries have been upgrading their wireless communication standards to third-generation or fourth-generation standards, which requires mobile handset manufacturers to adopt new technologies and more advanced technological know-how. Furthermore, smartphones with more functionalities and more advanced computing ability and connectivity are gaining popularity in some of the countries where our customers operate. We cannot assure you that our customers will be able to develop new products to meet updated standards or consumer preference for smartphones or whether their new products will be successful in the many markets where they sell such products. If any of our major handset customers is unsuccessful in its mobile handset sales, it may downsize or discontinue its mobile handset business, which in turn could materially and adversely affect the demand for our products, our business and result of operations.

         Because we do not have long-term commitments from our customers, we must estimate customer demand, and our ability to accurately forecast demand for and sales of our products is limited, which may have a material adverse effect on our inventory levels, sales and results of operations.

        We typically sell products pursuant to purchase orders and do not have long-term purchase commitments. Customers generally expect our products to ship within days after they place an order. We have limited visibility as to the volume of our products that our customers will sell to their customers or carry in their inventory and cannot accurately predict what or how many products our customers will need in the future. Anticipating demand is difficult because our customers face volatile pricing and unpredictable demand for their own products. We typically have to place orders with foundries eight or more weeks before we can receive the finished products, and we generally maintain four to five weeks of inventories. Our forecasts are based on multiple assumptions, each of which may introduce error into our estimates. If we overestimate customer demand, we may order products that we may not be able to sell and be left with excess inventory, which would reduce our gross margins and adversely affect our financial results. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity is available, we would forgo revenue opportunities and potentially lose market share and damage our customer relationships.

         The average selling prices of products in our markets have historically decreased rapidly and will likely continue to do so in the future, which could result in lower revenue and gross margins.

        The products we develop and sell are subject to rapid declines in average selling prices over the life of the products. Competitors quickly introduce new products to compete with our products, and sometimes competitors will anticipate our entry into a market and start to lower the prices on their products before our entry. We have historically decreased the average selling prices of many of our products in order to meet market demand and under competitive pressures, and we expect that we will need to continue to reduce prices in the future to remain competitive. For example, the average selling price for our Bluetooth system-on-chip declined suddenly after a competitor aggressively cut the prices for its integrated baseband and Bluetooth product in the second half of 2009, which adversely affected our gross margin for 2009 and the first half of 2010, and this occurred again in the fourth quarter of 2011, adversely affecting our gross margin for 2011. Similarly, the average selling price for our analog mobile television receiver declined more rapidly than we had expected in 2010 as more companies introduced competing products and market acceptance was not as strong as expected. The average selling price for our 2G power amplifiers fell significantly in 2012 as competition increased. Because we do not operate our own manufacturing, testing, or packaging facilities, we may not be able to reduce our cost of goods sold as rapidly as companies that operate their own facilities, and our costs may increase, which would reduce our margins. Our financial results will suffer if we are unable to offset any future reductions in our average selling prices by increasing our unit sales volumes, reducing our per unit costs, or developing new or enhanced products on a timely basis with higher selling prices or gross profit. While gross profit may decline as a result of reductions in average selling prices, we may continue to incur research and development costs at higher or existing levels to develop new products. Such continued spending would have an adverse impact on our results of operations if our revenue does not continue to grow or our gross margins decline. We expect to continue to face price pressure on our products, and there is no assurance that our gross margins will not continue to decline in the future.

         If our customers do not comply with the regulations of the countries in which they sell their products, they may be unable to continue to sell their products in those countries and their demand for our products may decline, which could have a material adverse effect on our revenue and results of operations.

        Our customers sell products in many different countries in the world. We cannot assure you that our customers have complied or will comply with regulatory requirements in all the countries in which they sell their products, and if such countries promulgate new regulations or more stringently enforce existing regulations, some of our customers may be unable to continue to sell their products in those countries. In 2010, the PRC government cracked down on certain Chinese handset manufacturers for not paying applicable import duties and for installing malware on their handsets, which disrupted production by these manufacturers and caused a slowdown in mobile phone shipments in June 2010. In 2011, the PRC government took further action against certain Chinese handset manufacturers, again for not paying applicable import duties, which caused a slowdown in mobile phone shipments in April and May of 2011. These slowdowns in shipments affected demand for our products.

         Changes in industry standards could limit our ability to sell our products and force us to write down our inventory.

        The markets for semiconductors are characterized by rapidly evolving industry standards. We must continuously develop new products or upgrade our existing products to keep pace with these evolving standards. Changes in industry standards, or the development of new industry standards, may make our products obsolete.

        Our products comprise only a part of an electronic device. All components of these devices must uniformly comply with industry standards in order to operate efficiently together. We depend on companies that provide other components of the devices to support prevailing industry standards. Many of these companies are significantly larger and more influential in driving industry standards than we are. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by our customers or end users. If larger companies do not support the same industry standards that we do, or if competing standards emerge, market acceptance of our products could be adversely affected, which would harm our business. Where standards are controlled by the government, as in the PRC, changes in those standards can be difficult to predict, and they may be implemented without much advance notice.

        Because it is not practicable to develop products that comply with all current standards and new standards that may be adopted in the future, our ability to compete effectively will depend on our ability to select industry standards that will be widely adopted by the market and to design our products to support those relevant industry standards. We may be required to invest significant effort and to incur significant expense to redesign our products to address relevant standards, and we may lose market share if we do not redesign our products quickly enough. If our products do not meet relevant industry standards that are widely adopted for a significant period of time, our results of operations, business, and prospects would be adversely affected.

         Changes to the mix of products we sell may have a significant impact on our financial results.

        We sell many products with different functionalities, costs and sales prices. The mix of our products sold to customers in any particular period may affect the average selling price and average cost of our products, which could substantially impact our revenues and gross margins. Our gross margins may vary from quarter to quarter for a number of reasons, such as market conditions, customer demand, changes in our customer base, our product mix and the sales volume, average selling price and cost for each product sold. When we introduce new products and discontinue old ones, our mix of products can change substantially. For example, baseband products have already come to represent a substantial part of our revenue since we entered that market in April 2012. To the extent that any change in our product mix results in a decline in our gross margins, our ability to recover our fixed costs or investments associated with a particular product, and our overall business, results of operations and financial conditions, could be materially adversely affected.

         We do not expect to sustain our recent rates of growth in revenue.

        We have experienced significant growth in revenue in a short period of time. Our revenue increased from $55.5 million in 2008 to $118.4 million in 2009, $191.2 million in 2010, $288.9 million for 2011 and $391.3 million in 2012, percentage increases of 113%, 61.5%, 51.1% and 35.5%, respectively. Our rate of growth in revenue may continue to slow as our business grows larger and becomes more mature and we may not achieve similar rates of growth in revenue in future periods. You should not rely on our results of operations for any prior quarterly or annual periods as an indication of our future operating performance. If we are unable to maintain adequate revenue growth, our results of operations could suffer and the trading price of our ADSs could decline. Although we have been profitable since 2009, we cannot assure you that our results of operations will not be adversely affected in any future period.

         Our limited operating history may not serve as an adequate basis to assess our future prospects and results of operations.

        We were founded in 2004 and we have been a public company since 2010. Our limited operating history makes the prediction of our future results of operations difficult, and therefore, past results of operations achieved by us should not be taken as indicative of the rate of growth, if any, that can be expected in the future. Our business model, technology and ability to achieve satisfactory financial results are unproven. As a result, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in a rapidly evolving and increasingly competitive market in China.

         If we are unable to manage our growth effectively, our business and financial results may be adversely affected.

        We have experienced a period of rapid growth and expansion that has placed, and continues to place, significant strain on our management and resources. To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems, all of which require substantial management efforts. We also will need to continue to expand, train, manage and motivate our workforce and manage our relationships with customers, foundries, distributors, and testing and packaging vendors. All of these endeavors will require substantial management efforts and skills and require significant additional expenditures. We cannot assure you that we will be able to manage our growth effectively, and any failure to do so may have a material adverse effect on our business and financial results.

         We depend on independent foundries to manufacture our products, and any failure to obtain sufficient foundry capacity could significantly delay our ability to ship our products and damage our customer relationships.

        Access to foundry capacity is critical to our business because we are a fabless semiconductor company. We depend on a number of independent foundries to manufacture our semiconductor wafers, including Semiconductor Manufacturing International Corporation (SMIC) in China, Taiwan Semiconductor Manufacturing Company Limited (TSMC) in Taiwan, IBM in the United States and GlobalFoundries in Singapore for our "complementary metal oxide semiconductor" (CMOS) products and WIN Semiconductors and Wavetek Microelectronics Corporation in Taiwan for our gallium arsenide products.

        Because we outsource our manufacturing, we face several significant risks, including:

  •
  constraints in or unavailability of manufacturing capacity;

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  limited control over delivery schedules, quality assurance and control, manufacturing yields and production costs; and

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  the unavailability of, or potential delays in obtaining access to, key process technologies.

        As we migrate to more advanced geometry processes and introduce innovative new products, it may become more difficult, at least initially, for us to secure foundry capacity to meet our needs. For example, we were unable to secure enough manufacturing capacity for our integrated passive device (IPD) power amplifier products in the fourth quarter of 2010 and the first quarter of 2011 because at that time there was only one foundry that could meet our needs for these products. This shortage in manufacturing capacity caused delays in the shipment of our products, and some of our customers cancelled their orders as a result.

        The ability of foundries to provide us with semiconductor wafers is limited at any given time by their available capacity. We do not have a guaranteed level of manufacturing capacity with foundries and it is generally difficult to accurately forecast our capacity needs. We do not have a long-term agreement with foundries and we place our orders on a purchase order basis. As a result, if foundries raise their prices or are not able to meet our required capacity for various reasons, including natural disasters (such as tsunamis, flooding or earthquakes) or shortages or delays in shipment of semiconductor equipment or materials used by foundries to manufacture our semiconductors, or if our business relationship with any of the foundries we currently use deteriorates, we may not be able to obtain the required capacity from it and would have to seek alternative foundries, which may not be available on commercially reasonable terms, or at all.

        Qualifying new foundries, if such are available, exposes us to additional risks. Using foundries with which we have no established relationships could expose us to potentially unfavorable pricing, unsatisfactory quality or insufficient capacity allocation. We place our orders on the basis of our customers' purchase orders and sales forecasts; however, foundries can allocate capacity to the production of other companies' products and reduce deliveries to us on short notice. It is possible that certain customers of the foundries we use may be larger than we are or may have long-term agreements with such foundries, and as a result they may receive preferential treatment from the foundries in terms of price, capacity allocation and payment terms. Reallocation of capacity by foundries to its other customers could impair our ability to secure the supply of semiconductors that we need, which could significantly delay our ability to ship our products, reduce our revenue, and damage our customer relationships. In addition, if we do not accurately forecast our capacity needs, foundries may not have available capacity to meet our immediate needs or we may be required to pay higher costs to fulfill those needs, either of which could adversely affect our business, results of operations or financial condition.

         If our third-party foundries do not achieve satisfactory yields or quality, our relationships with our customers and our reputation will be harmed.

        The manufacturing of semiconductor wafers is a complex and technically demanding process. The foundries we use have from time to time experienced manufacturing defects and reduced manufacturing yields. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by the foundries we use could result in lower than anticipated manufacturing yields or unacceptable performance. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. Poor yields from the foundries we use could lead to defects, integration issues, or other performance problems in our products, which could cause us significant customer relations and business reputation problems, harm our financial results, and result in financial or other damage to our customers. Our customers could also seek damages from us for their losses, which would harm our reputation and our relationships with our customers.

         We may experience difficulties in transitioning to smaller geometry process technologies, which may result in reduced manufacturing yields, delays in product deliveries and increased expenses.

        To reduce our cost of revenues and improve our gross margins, we expect to continue to transition our semiconductor products to increasingly smaller line width geometries. This transition requires us to redesign some of our products. We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies to reduce our costs. We completed migration from 110 nanometer to 55 nanometer geometry processes in 2011 and are in the process of developing 40 nanometer geometry processes now. Shifting to smaller geometry process technologies or new manufacturing processes may result in reduced manufacturing yields, delays in product deliveries and increased expenses, particularly higher mask and prototyping costs as well as additional expenditures for engineering design tools and related computer hardware.

        We are dependent on our relationships with third-party foundries to transition to smaller geometry processes successfully. We cannot assure you that the foundries that we use will be able to effectively manage the transition in a timely manner, or at all, or that we will be able to maintain our existing foundry relationships or develop new ones. If we or any of our third-party foundries experience significant delays in this transition or fail to efficiently implement this transition, we could experience reduced manufacturing yields, delays in product deliveries and increased expenses, all of which could harm our relationships with our customers and our results of operations.

         The loss of the services of our independent testing, and packaging vendors could significantly disrupt our shipments, harm our customer relationships and reduce our sales.

        We use a number of different independent vendors to carry out testing and packaging functions. We do not directly control our product delivery schedules or quality assurance and control. These independent vendors also test and package products for other companies, including our competitors. We do not have long-term agreements with independent testing and packaging vendors that guarantee us access to capacity. We typically procure services from our vendors on a per-order basis. Since we do not have long-term agreements with the independent testing and packaging vendors that we use, they may give priority to orders from other customers when demand for their service is high. If any of our vendors experiences capacity constraints or financial difficulties, raises its prices, suffers any damage to its facilities, is acquired and restructures its business or terminates its relationship with us, or if there is any other disruption of testing and packaging capacity, we may have to seek alternative services, which may not be available on commercially reasonable terms, or at all, or which may expose us to risks associated with qualifying new vendors. We currently estimate that it would take us three to six months to locate and qualify a new testing and packaging vendor. Because of the amount of time that it takes us to qualify third-party testing and packaging vendors, we could experience significant delays in product shipments if we are required to find alternative vendors for our products on short notice. In addition, we may be required to pay higher testing and packaging costs. Any problems that we may encounter with the delivery or quality of our products could damage our reputation, cause us to lose customers, and adversely affect our business and financial results.

         Our business depends substantially on the continuing efforts of our executive officers and key employees, and our business may be severely disrupted if we lose their services.

        Our future success depends substantially on the continued efforts of our executive officers and key employees, especially Mr. Vincent Tai, our co-founder and chief executive officer, and Mr. Shuran Wei, our co-founder and chief technology officer. If one or more of our executive officers or key employees were unable or unwilling to continue in their present positions, we may not be able to replace them easily, in a timely manner, or at all. Our business may be severely disrupted, our financial conditions and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement with us that contains non-compete provisions. However, if any dispute arises between our executive officers and us, we cannot assure you that we would be able to enforce these non-compete provisions in China, where these executive officers reside, in light of uncertainties with China's legal system. See "—Risks Relating to Doing Business in China—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us."

         If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.

        Our future success depends, to a significant extent, on our ability to attract, train and retain qualified personnel, particularly technical personnel with expertise in the radio-frequency and mixed-signal semiconductor industry, or software engineers with semiconductor industry experience if we engage in more complicated system integration development efforts. Since our industry is characterized by high demand and intense competition for talent, there can be no assurance that we will be able to attract or retain qualified technical staff or other highly-skilled employees that we will need to achieve our strategic objectives. As we are still a relatively young company, our ability to train and integrate new employees into our operations may not meet the growing demands of our business. If we are unable to attract, train, and retain qualified personnel, our business may be materially and adversely affected.

         Our products are becoming more complex and defects or errors in our products could result in unexpected expenses or loss of customers, adversely affecting our results of operations and market share.

        Highly complex products such as our wireless systems-on-chip and radio-frequency semiconductors and the related reference designs we provide to our customers may contain defects and errors when they are first introduced or as new versions are released. We have experienced these defects and errors from time to time in the past, and may again in the future. If any of these problems are not found until after we have commenced volume production of a new product, we may be required to incur additional development costs and product recall, repair and replacement costs. If any of our products sold to customers have reliability, quality, or compatibility problems, we may be unable to correct these problems in a manner satisfactory to our customers, if we are able to correct these problems at all. As our products become more complex, we face higher risk of undetected defects. Any errors or defects in our products, or the perception that there may be errors or defects in our products, could result in customers rejecting our products, damage to our reputation, lost revenue, diversion of development resources, write-down of unsold inventories and increases in customer service and support costs and other expenses. For example, due to a design defect, we had to write down inventory of our power amplifier products by approximately $3.2 million in 2011. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend. In addition, defects in our existing or new products could result in significant support, repair or replacement costs, and divert the attention of our engineering personnel from our product development efforts.

         Our gallium arsenide semiconductors may cease to be competitive with CMOS-based alternatives.

        As a significant part of our product portfolio, we design and sell gallium arsenide semiconductor devices and components, principally power amplifiers and switches. The production of gallium arsenide semiconductors is more costly than the production of ones that use CMOS technology. Some of our competitors offer or are currently developing CMOS-based power amplifiers, as are we. CMOS-based semiconductor technologies are widely used process technologies for certain semiconductors and these technologies continue to improve in performance. If we do not continue to offer gallium arsenide products that provide sufficiently superior performance to justify the cost differential or succeed in developing CMOS-based alternatives, our results of operations may be materially and adversely affected. We expect the costs of producing gallium arsenide devices will continue to exceed the costs of producing their CMOS-based counterparts. We may not continue to identify products and markets that require performance attributes of gallium arsenide solutions.

         We will have difficulty selling our products if customers do not design our products into their product offerings.

        Our products are not sold directly to the end-users, but are components or subsystems of other products. Our products are generally incorporated into our customers' products at the design stage. As a result, we rely on our customers to select our products from among alternative offerings to be designed into the products they sell. If they do not include our products in their designs, we will have difficulty selling our products. Even after a customer designs our products into the products it sells, the customer is not obligated to purchase our products and can choose at any time to reduce or discontinue their use of our products, for example if its own products are not commercially successful, or for any other reason. In addition, we often incur significant expenditures on the development of a new product without any assurance that our product will be designed into our customers' products. Once a customer designs a competitor's product into its product offering, it becomes significantly more difficult for us to sell our products to that customer because changing suppliers involves significant cost, time, effort and risk for the customer. Our customers may not continue to design our products into their products or we might not be able to convert any such design into actual sales, either of which could materially and adversely affect our results of operations.

         Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation expenses or licensing expenses or be prevented from selling certain of our products if these claims are successful.

        In the ordinary course of our business, we may receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in protracted and expensive litigation for many companies. We may be unaware of intellectual property rights of others that may cover some of our technology, products and services. Third parties may claim that we or our customers are infringing or contributing to the infringement of their intellectual property rights. We or our customers may be required to obtain licenses for such patents and if we need to license any such patents, we could be required to pay royalties on certain of our products. There can be no assurances that if we are required to obtain patent licenses to develop and sell our products, we will be able to obtain such patent licenses on commercially reasonable terms or at all, or that if our customers are required to obtain such patent licenses, our customers' businesses will not be adversely affected. Our inability to obtain these patent licenses on commercially reasonable terms or at all could have a material adverse impact on our business, results of operations, financial condition or prospects.

        We have in the past received several claims that we have infringed on the intellectual property rights of other parties. In one case, we were forced to defend a lawsuit when we refused to settle one such claim. Although we prevailed on that occasion, we incurred legal fees and other expenses in defending ourselves, and we cannot assure you that we would prevail in any lawsuits that may be brought against us in the future or that such lawsuits may not be material.

        Any litigation regarding patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from our business operations. Because of the complexity of the technology involved and the uncertainty of litigation generally, any intellectual property litigation involves significant risks. Moreover, patent litigation has increased in recent years due to the increased numbers of cases asserted by intellectual property licensing entities and increasing competition and overlap of product functionality in our markets. If there is a successful claim of intellectual property infringement against us, we might be required to pay substantial damages to the party claiming infringement, refrain from further sale of our products, develop non-infringing technology or enter into costly royalty or license agreements on an on-going basis or indemnify our customers. However, we may not be able to obtain royalty or license agreements on terms acceptable to us or at all. Parties asserting infringement claims may also be able to obtain an injunction against development and sale of our products that contain the allegedly infringing intellectual property. We are required under our distribution agreements to indemnify our distributors and customers for any losses they suffer or any costs they incur due to our products having infringed intellectual property rights. Any intellectual property litigation or successful claim could have a material adverse effect on our business, results of operations or financial condition.

        To the extent that we are subject to a patent infringement or other lawsuits in China, it may be difficult for us to evaluate the outcome of court proceedings and we may not enjoy the level of legal protection that we would in more developed legal systems. See "—Risks Relating to Doing Business in China—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us."

         We rely upon third parties for technologies that are integrated into some of our products, and if we are unable to continue to use these technologies and future technologies, our ability to design and sell technologically advanced products would be limited.

        We rely on third parties for technologies that are integrated into some of our products. Our ability to keep pace with the rapidly evolving market depends on our ability to obtain such technologies from third parties on commercially reasonable terms to allow our products to remain competitive. If licenses to such technologies are not available on commercially reasonable terms and conditions, or such products become unavailable for any other reason, and we cannot otherwise integrate such technologies, our products or our customers' products could become unmarketable or obsolete, and we could lose market share. In such instances, we could also incur substantial unanticipated costs or scheduling delays to develop or acquire substitute technologies to deliver competitive products.

         We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

        Our future success depends in part upon our proprietary technology. We seek to protect our technology through a combination of patents, copyrights, trade secrets, and confidentiality agreements. It is possible that any patents held by us may be invalidated, circumvented, or challenged. There can be no assurance that such patents will provide us with competitive advantages or adequately safeguard our proprietary rights. Existing patents are granted for prescribed time periods and will expire at various times in the future. Trade secrets are difficult to protect, and our trade secrets may be leaked or otherwise become known or be independently discovered by competitors. Confidentiality agreements may be breached, and we may not have adequate remedies for any breach.

        It is often difficult to create and enforce intellectual property rights in China. Even where adequate laws exist in China, it may not be possible to obtain swift and equitable enforcement of such laws, or to obtain enforcement of a judgment or an arbitration award by a court of another jurisdiction, and accordingly, we may not be able to effectively protect our intellectual property rights or enforce agreements in China. In addition, the laws of other countries in which our products are sold may not protect our products and intellectual property rights to the same extent as the laws of the United States. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our technology.

         Any dispute involving intellectual property could also include our distributors or customers, which could trigger our indemnification obligations to them and result in substantial expense to us.

        In any dispute involving intellectual property, our distributors or customers could also become the target of litigation. Because we have undertaken in our distribution agreements to indemnify our distributors and customers for intellectual property claims made against them for products incorporating our technology, any litigation could trigger these indemnification obligations and result in substantial expenses to us. Such litigation could severely disrupt or shut down the business of our distributors and customers, which in turn could hurt our relations with them and cause the sale of our products to decrease.

         We currently sell most of our products to customers through a small number of independent, non-exclusive distributors, which exposes us to substantial credit risk as well as to the risk of material disruption to our sales operations.

        We currently sell most of our products to customers through a small number of independent, non-exclusive distributors, including Auctus Technologies Group Limited, Arrow Asia Pac Ltd. and China Achieve Limited. For the years ended December 31, 2010, 2011 and 2012, 90%, 90% and 92% of our total revenue were from sales through distributors. Our distributors maintain inventories of our products, provide storage, shipping, and other services to us, and provide payment terms to our customers. Sales to Auctus Technologies Group Limited accounted for 53%, 52% and 49% of our revenues in 2010, 2011 and 2012, respectively; and sales to Arrow Asia Pac Ltd. accounted for 15%, 14% and 13% of our revenues in 2010, 2011 and 2012, respectively. China Achieve Limited became our distributor in September 2010 and sales to China Achieve Limited accounted for 18% and 19% of our revenue in 2011 and 2012, respectively. As of December 31, 2012, we had $31.7 million of accounts receivable, of which 52% were due from Auctus Technologies Group Limited, 18% were due from China Achieve Limited and 16% were due from Arrow Asia Pac Ltd. As of December 31, 2012, we also had $52.0 million in inventory, of which $6.3 million was held by our distributors. Our agreements with our distributors are effective until terminated by either party and may be terminated by either party without cause with 30 days' written notice. If any of our distributors were to default on its obligations and fail to pay our invoices or ship our products in a timely fashion, we may be unable to collect our accounts receivable, recover our inventory, or complete sales to the customers who had placed orders through that distributor, and we may find it difficult to replace that distributor. In the limited cases where we sell directly to our customers, we may also provide credit to them and face similar risks of their defaulting.

         We may be adversely affected by the cyclicality of the semiconductor industry.

        Our industry is highly cyclical and is characterized by short product life cycles and wide fluctuations in product supply and demand. The industry has, from time to time, experienced significant downturns, often connected with, or in anticipation of, maturing product cycles of both semiconductor companies' and their customers' products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns may reduce our revenue and result in us having excess inventory. Furthermore, any upturn in the semiconductor industry could result in increased competition for access to limited third-party foundry, testing, and packaging capacity.

         Demand for our products is highly dependent on the consumer electronics market, which is characterized by short product life cycles and subject to risks related to product transitions and supply of other components.

        We derive almost all of our revenue from products that are used in consumer electronic devices, particularly mobile handsets. The consumer electronics market in general and the mobile handset market in particular are characterized by intense competition, rapidly changing technology, and continuously evolving consumer preferences. These factors result in the frequent introduction of new products, short product life cycles, and significant price competition. A decrease in demand for consumer electronics, especially a decrease in demand for mobile handsets, will also decrease demand for our products, which will adversely affect our business and results of operations. If the demand for consumer electronics shifts away from mobile handsets towards new products for which we do not yet offer products or for which we do not offer as many products, such as tablets or mobile television devices, demand for our products would also decrease and our revenues would be materially and adversely affected.

         Our business benefits from certain tax incentives and government subsidies. Expiration or elimination of, or other adverse changes to, these tax incentives and subsidies could have a material adverse effect on our results of operations.

        In 2010, RDA Hong Kong started to have substantial involvement in manufacturing arrangements in the PRC, and began to claim 50% of its profits as offshore sourced and excluded from profits subject to the 16.5% prevailing profits tax rate. We evaluated the business operations of RDA Hong Kong and determined that RDA Hong Kong should have technical grounds to apply for the 50:50 manufacturing offshore claim. In October 2011, RDA Hong Kong received an inquiry letter from the Hong Kong Inland Revenue Department requesting supporting documents for the 50:50 manufacturing offshore claim lodged for the year ended December 31, 2010. RDA Hong Kong is awaiting feedback from the Hong Kong Inland Revenue Department after submission of a reply in June 2012. If the Hong Kong Inland Revenue Department determines that RDA Hong Kong should not be eligible for the 50:50 manufacturing offshore claim, RDA Hong Kong would be subject to an additional $2.4 million, $4.5 million and $4.4 million in tax liabilities for the years ended December 31, 2010, 2011 and 2012 respectively.

        The PRC government has provided various tax incentives and subsidies to domestic companies in the semiconductor industry, including RDA Shanghai and RDA Beijing, in order to encourage development of the industry. RDA Shanghai and RDA Beijing currently benefit from tax incentives provided by the PRC tax authorities in the form of preferential tax treatment. See "Operating and Financial Review and Prospects—Taxation." The PRC tax authorities could reduce or eliminate any or all of these tax incentives at any time in the future, which could in turn have a material adverse effect on our financial condition and results of operations. Our research and development expenses have been partially offset by government research subsidies we have received from the PRC government authorities. For the years ended December 31, 2010, 2011 and 2012, we recorded $0.5 million, nil and $1.8 million in government subsidies as a deduction to research and development expenses after all the conditions were met. As of December 31, 2010 and 2011, we recorded a deferred liability for cash subsidy received from the PRC government of approximately $1.5 million and $1.7 million, respectively, because the government had not completed its inspection of the research and development projects qualified for these subsidies at the end of the respective periods. (We recorded a deferred liability for cash subsidy received from the PRC government of nil in 2012.) There can be no assurances that we will receive any subsidies in the future.

         Our business is sensitive to global economic conditions. A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.

        The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and is facing new challenges, including the escalation of the European sovereign debt crisis since 2011 and the slowdown of the Chinese economy in 2012. It is unclear whether the European sovereign debt crisis will be contained and whether the Chinese economy will resume its high growth rate. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world's leading economies, including China's. There have also been concerns over unrest in the Middle East and Africa, which have resulted in volatility in oil and other markets, and over the possibility of a conflict involving Iran. There have also been concerns about the tensions in the relationship between China and Japan and about North Korea's nuclear program. Economic conditions in China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may have a negative impact on our business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

         Our results of operations are subject to substantial quarterly and annual fluctuations due to a number of factors that could adversely affect our business and the trading price of our ADSs.

        Our revenue and results of operations have fluctuated and are likely to fluctuate in the future. These fluctuations may occur on a quarterly and on an annual basis and may be due to a number of factors, many of which are beyond our control. These factors include, among others:

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  changes in end-user demand for the products manufactured and sold by our customers;

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  the gain or loss of significant customers;

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  our ability to develop, introduce and market new products and technologies on a timely basis;

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  new product announcements and introductions by our competitors;

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  incurrence of research and development and related new product expenditures;

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  intellectual property disputes;

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  loss of key personnel or the shortage of available skilled workers; and

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  the effects of competitive pricing pressures, including decreases in average selling prices of our products.

        The foregoing factors and other factors that might materially and adversely affect our quarterly or annual results of operations are difficult to forecast. We typically are required to incur substantial development costs in advance of a prospective sale with no certainty that we will ever recover these costs. A substantial amount of time may pass between the acceptance of our design and the generation of revenue related to the expenses previously incurred, which can potentially cause our results of operations to fluctuate significantly from period to period. In addition, a significant amount of our operating expenses are relatively fixed in nature due to our significant sales, research and development costs. If our strategies to reduce our costs through the development of products utilizing our integrated passive device technology and the migration to more advanced process technologies prove to be unsuccessful, our gross margin may decline.

         In the future, we may pursue selective acquisitions to complement our organic growth, which may not be successful and may divert financial and management resources from more productive uses.

        If we identify appropriate opportunities, we may acquire or invest in technologies, businesses or assets that are strategically important to our business or form alliances with key players in the semiconductor industry to further expand our business. If we decide to pursue a strategy of selective acquisitions, we may not be successful in identifying suitable acquisition opportunities or completing such transactions. Our competitors may be more effective in executing and closing acquisitions in competitive bid situations than us. Our ability to enter into and complete acquisitions may be restricted by, or subject to, various approvals under PRC law or may not otherwise be possible, may result in a possible dilutive issuance of our securities, or may require us to seek additional financing. We also may experience difficulties integrating acquired operations, technology, and personnel into our existing business and operations. Completed acquisitions may also expose us to potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of resources from our existing business, and the potential loss of, or harm to, relationships with our employees as a result of our integration of new businesses. In addition, following completion of an acquisition, our management and resources may be diverted from their core business activities due to the integration process, which diversion may harm the effective management of our business. Furthermore, it may not be possible to achieve the expected level of any synergy benefits on integration and/or the actual cost of delivering such benefits may exceed the anticipated cost. Any of these factors may have an adverse effect on our competitive position, results of operations and financial condition.

         If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

        In connection with the audits of our consolidated financial statements as of and for the year ended December 31, 2009, we and our independent registered public accounting firm identified one "material weakness" in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States. The material weakness identified related to a failure to maintain effective controls over the period-end financial reporting process. Following the identification of the material weakness, we took steps to improve our internal control over financial reporting.

        We are subject to the reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required under Section 404 of the Sarbanes-Oxley Act of 2002, has adopted rules requiring every public company to include a report of management on the effectiveness of such company's internal control over financial reporting in its annual report. In addition, an independent registered public accounting firm must issue an attestation report on the effectiveness of our internal control over financial reporting. During the course of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404, we may identify deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

        If we fail to maintain effective internal control over financial reporting in the future, we and our independent registered public accounting firm may not be able to conclude that we have effective internal control over financial reporting at a reasonable assurance level. This could in turn result in the loss of investor confidence in the reliability of our financial statements and negatively impact the trading price of our ADSs. Furthermore, we have incurred and anticipate that we will continue to incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act. If we are not able to continue to meet the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by the SEC, the NASDAQ Stock Market or other regulatory authorities. Any such action could adversely affect our financial results and the market price of our ADSs.

         We granted employee stock options and other share-based awards in the past and will continue to do so in the future. We recognize share-based compensation expenses in our consolidated statement of income in accordance with the relevant rules under U.S. GAAP, which may have a material adverse effect on our net income.

        We adopted share incentive plans in August 2005 and November 2009 for the purpose of granting stock options, restricted shares and restricted share units to employees, directors and consultants of our company. Under the 2005 plan, we were permitted to issue options to purchase up to 30,000,000 ordinary shares. As of February 28, 2013, we have granted options to purchase 29,883,933 of the ordinary shares reserved under the 2005 plan. Under the 2009 plan, we may issue restricted shares, restricted share units, or options to purchase up to 30,000,000 ordinary shares. As of February 28, 2013, we had granted 5,831,601 options, 6,148,986 restricted share units and 794,213 restricted shares under the 2009 plan. As a result of these grants and potential future grants under the plan, we incurred in the past and expect to continue to incur in future periods significant share-based compensation expenses. We account for compensation costs for all stock options based on the fair market value on the grant date and recognize expenses in our consolidated statement of income in accordance with the relevant rules under U.S. GAAP. The expenses associated with share-based compensation will reduce our net income, perhaps materially, and the additional securities issued under share-based compensation plans will dilute the ownership interests of our shareholders, including holders of our ADSs. However, if we limit the scope of our share incentive plans, we may not be able to attract or retain key personnel who are expected to be compensated by incentive shares or options.

         We have limited insurance coverage and may incur losses resulting from product liability claims or business interruptions.

        As the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business insurance products. We do not have any product liability insurance or business interruption insurance. Any business disruption, natural disaster, or product liability claim could result in our incurring substantial costs and diversion of resources, which would have an adverse effect on our business and results of operations.

Risks Relating to Doing Business in China

         Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

        Substantially all of our assets and most of our customers are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

        The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over Chinese economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

        While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. The PRC government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which could in turn reduce the demand for our services and adversely affect our results of operations and financial condition.

         Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us.

        The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China. Our Chinese operating subsidiaries, RDA Shanghai and RDA Beijing, are foreign-invested enterprises and are subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies in China. These laws and regulations are still evolving, and their interpretation and enforcement involve uncertainties. From time to time, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property), and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

         Under the PRC enterprise income tax law, we may be classified as a PRC "resident enterprise," which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.

        Under the PRC enterprise income tax law that became effective on January 1, 2008, an enterprise established outside the PRC with "de facto management bodies" within the PRC should be considered a "resident enterprise" and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the enterprise income tax law, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular issued by the State Administration of Taxation on April 22, 2009 sets out the standards and procedures for determining the location of the "effective management" of an enterprise registered outside of the PRC and funded by Chinese enterprises as controlling investors. This circular specifies that certain PRC-invested enterprises will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, the company seal, and minutes of board meetings and shareholders' meetings; and half or more of the senior management or directors having voting rights. Although this circular explicitly provides that the above standards shall apply only to enterprises which are registered outside the PRC and funded by Chinese enterprises as controlling investors, it is still uncertain whether such standards under this circular may be relevant when considering whether our "effective management" is in the PRC or not, and whether we also may be considered a resident enterprise under the PRC enterprise income tax law.

        Most of our net income on an unconsolidated basis is earned by RDA Hong Kong, our Hong Kong subsidiary. If the PRC tax authorities determine that RDA Hong Kong or any of our other non-PRC entities is a PRC resident enterprise for PRC enterprise income tax purposes, then the income of those entities could be subject to PRC tax at a rate of 25%, which could materially reduce our net income.

        Furthermore, although dividends paid by one PRC tax resident to another PRC tax resident should qualify as "tax-exempt income" under the enterprise income tax law, the PRC foreign exchange control authorities, which enforce the withholding tax on dividends, and the PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to offshore entities that are treated as resident enterprises for PRC enterprise income tax purposes. Currently, dividend payments from our PRC subsidiaries to our Hong Kong subsidiary are subject to withholding tax at a preferential rate of 5% under the arrangement to avoid double taxation between Hong Kong and the central government of the PRC, while dividend payments are not subject to withholding tax in Hong Kong, the British Virgin Islands, or the Cayman Islands. If the PRC tax authorities determine that our Hong Kong subsidiary, our BVI subsidiaries, or our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, or if they determine that our Hong Kong subsidiary is not eligible for the preferential withholding tax rate, a higher rate of withholding tax may be assessed on our dividend payments, which could reduce the amount of dividends that we could pay to our shareholders, including the holders of our ADSs. Further, if we are classified as a PRC resident enterprise, dividends we pay to non-PRC resident shareholders will be subject to PRC withholding tax.

        Finally, foreign ADS holders may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is sourced from within the PRC. Although our holding company is incorporated in the Cayman Islands, it remains unclear whether gains realized by our foreign ADS holders will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our ADSs.

         The M&A rules establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        Six PRC regulatory agencies promulgated regulations effective on September 8, 2006 that are commonly referred to as the M&A Rules. The M&A Rules establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise. We may expand our business in part by acquiring complementary businesses. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

         PRC regulations relating to offshore investment activities by PRC residents may limit our subsidiaries' ability to increase their registered capital or distribute profits to us, limit our ability to inject capital into our PRC subsidiaries, or otherwise expose us to liability under PRC law.

        The PRC State Administration of Foreign Exchange, or SAFE, promulgated regulations in October 2005 and additional implementing regulations in May 2011 that require PRC residents to register with local branches of SAFE if they use assets or equity interests in PRC entities as capital contributions to establish offshore companies, or if they inject assets or equity interests of their PRC entities into offshore companies to raise capital overseas. In addition, any PRC resident who makes, or has previously made, direct or indirect investments in such an offshore company (referred to in the SAFE regulations as an "offshore special purpose company") is required to further update that registration for such things as increases or decreases in the offshore special purpose company's share capital, transfers or swaps of its shares, mergers, long-term equity or debt investments, and the creation of any security interest.

        While our PRC counsel, Jun He Law Offices, has advised us that the aforementioned SAFE regulations do not apply to us as our corporate structure was not formed with any assets or equity interests in any PRC entities, we cannot assure you that SAFE shares the same view. If SAFE is of the view that any of our beneficial owners who are PRC residents are subject to the aforementioned SAFE regulations and such beneficial owners fail to make the required SAFE registration, our PRC subsidiaries may be prohibited from making distributions of profits to our Hong Kong subsidiary and from paying our Hong Kong subsidiary the proceeds from any reduction in capital, share transfer or liquidation, and we may also be prohibited from injecting additional capital into our PRC subsidiaries. Furthermore, failure to comply with the various SAFE registration requirements described above may result in liability for our PRC shareholders and our PRC subsidiaries under PRC laws governing foreign exchange registration evasion.

        In the event that the aforementioned SAFE regulations are deemed applicable to us, we cannot assure you that all of our beneficial owners who are PRC residents would comply with a request from us to complete any required registrations. Restrictions on our ability to transfer money to or from our PRC subsidiaries would hinder our ability to fund our operations and manage our working capital, which could have a material adverse effect on our results of operations and our ability to distribute our profits to our shareholders.

        On February 15, 2012, SAFE promulgated the SAFE Circular on Relevant Issues Concerning the Foreign Exchange Administration for Domestic Individuals' Participation in the Share Incentive Schemes of Overseas-Listed Companies, or Circular 7. Circular 7 supersedes a SAFE circular regarding share option plans issued in March 2007. Circular 7 also requires domestic employees who participate in stock incentive plans in overseas-listed companies, including employee stock holding plans, share option plans or similar plans, to register with the relevant local SAFE branch through a PRC agent. A PRC agent may be the domestic company involved in the stock incentive plan or a domestic institution that is qualified to engage in an assets custodian business and has been duly designated by that domestic company. We and our PRC employees who have been granted stock options, restricted share units and restricted shares will be subject to these regulations. Any failure of our PRC stock option holders, restricted share unit holders or restricted shareholders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute dividends to us, or otherwise materially adversely affect our business.

         PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit us from making additional capital contributions or loans to our PRC subsidiaries.

        Any capital contributions or loans that we, as an offshore entity, make to our PRC subsidiaries are subject to PRC regulations. For example, none of our loans to a PRC subsidiary can exceed the difference between its total amount of investment and its registered capital approved under relevant PRC laws, and the loans must be registered with the local branch of SAFE. Our capital contributions to our PRC subsidiaries must be approved by the Ministry of Commerce or its local counterpart. We cannot assure you that we will be able to complete the necessary registration or obtain the necessary approval on a timely basis, or at all. If we fail to complete the necessary registration or obtain the necessary approval, our ability to make loans or equity contributions to our PRC subsidiaries may be negatively affected, which could adversely affect our PRC subsidiaries' liquidity and their ability to fund their working capital and expansion projects and meet their obligations and commitments.

         Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

        The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation was halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. As a consequence, the RMB fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again, though there have been periods recently when the U.S. dollar has appreciated against the Renminbi. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

        There remains significant international pressure on the Chinese government to adopt a substantial liberalization of its currency policy, which could result in further appreciation in the value of the RMB against the U.S. dollar. To the extent that we need to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

Risks Relating to Our ADSs and This Offering

         The trading prices of our ADSs are likely to be volatile, which could result in substantial losses to investors.

        The closing trading prices of our ADSs ranged from $8.74 to $13.85 in 2012. The price of our ADSs may fluctuate in response to a number of events and factors, including the following:

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  variations in our revenue, earnings and cash flow;

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  announcements of new investments, acquisitions, strategic partnerships, or joint ventures;

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  announcements of new services and expansions by us or our competitors;

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  changes in financial estimates by securities analysts;

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  additions or departures of key personnel;

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  sales of outstanding equity securities by our significant shareholders, including sales during the lock-up period by significant shareholders that are not locked up or that are released from lock-up, or the issuance of new equity securities by us;

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  potential litigation or regulatory investigations; and

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  fluctuations in market prices for our products.

        In addition, the stock market in general, and the market prices for internet-related companies and companies with operations in China in particular have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of the securities of these China-based companies after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other China-based companies may also negatively affect the attitudes of investors towards China-based companies in general, including us, regardless of whether we have engaged in any inappropriate activities. In particular, the global financial crisis and the ensuing economic recessions in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009 and the second half of 2011. These broad market and industry fluctuations may adversely affect the price of our ADSs, regardless of our operating performance. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted share-based awards.

         We may be adversely affected by the outcome of the administrative proceedings brought by the SEC against five accounting firms in China.

        The SEC has brought administrative proceedings against five accounting firms in China recently, alleging that they refused to produce audit work papers and other documents related to certain China-based companies under investigation by the SEC for potential accounting fraud. We were not and are not subject to any SEC investigations, nor are we involved in the proceedings brought by the SEC against the accounting firms. However, the independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC is one of the five accounting firms named in the SEC's proceedings and we may be adversely affected by the outcome of the proceedings, along with other U.S.-listed companies audited by these accounting firms. If the SEC prevails in the proceedings, our independent registered public accounting firm and the other four accounting firms in China that were named in the proceedings may be barred from practicing before the SEC and hence unable to continue to be the auditors for China-based companies listed in the U.S. like ourselves. If none of the China-based auditors are able to continue to be auditors for China-based companies listed in the U.S., we will not be able to meet the reporting requirements under the Exchange Act, which may ultimately result in our deregistration by the SEC and delisting from the NASDAQ Stock Market.

         Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board, and consequently, investors may be deprived of the benefits of such inspection.

        The independent registered public accounting firm that issues the audit reports included in this annual report, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and with applicable professional standards. Because our auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China, is currently not inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms' audit procedures and quality control procedures, and such deficiencies may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures, and to the extent that such inspections might have facilitated improvements in our auditor's audit procedures and quality control procedures, investors may be deprived of such benefits.

         If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

         The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

        Sales of substantial amounts of our ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in our initial public offering in 2010 are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. As of February 28, 2013, we had 289,074,642 ordinary shares outstanding, of which 158,135,652 ordinary shares, or 54.7%, were held by Warburg Pincus entities. After this offering, Warburg Pincus will own 110,135,652 ordinary shares, or 38.1% of our outstanding ordinary shares, assuming no exercise of the underwriters' over-allotment option. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder will have on the market price of our ADSs. If any existing shareholder or shareholders sell a substantial amount of ordinary shares, the market price of our ADSs could decline.

         We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences for U.S. holders.

        Depending upon the nature of our assets and income over time, we could be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. We will be classified as a PFIC for any taxable year if either (i) 75% or more of our gross income consists of certain types of "passive" income or (ii) 50% or more of the value of our assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. We do not believe we were a PFIC for the 2012 taxable year, but there can be no assurance that we will not be a PFIC for the current or any future taxable year, as PFIC status is tested each taxable year and depends on the composition of our assets and income and the value of our assets in such taxable year. See "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company Considerations" and "—Passive Foreign Investment Company Rules" in our annual report on Form 20-F for the year ended December 31, 2012.

        If we are classified as a PFIC in any taxable year in which you hold our ADSs or ordinary shares, and you are a U.S. taxpayer, you would generally be subject to increased taxes, characterization of a portion of any gain from the sale or exchange of our ADSs or ordinary shares as ordinary income, and other disadvantageous tax treatment with respect to our ADSs or ordinary shares. For more information on the U.S. tax consequences to you that would result from our classification as a PFIC, see "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company Rules" in our annual report on Form 20-F for the year ended December 31, 2012.

         Our articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

        Our articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares to the extent there are available authorized but unissued preferred shares. These preferred shares may have special voting rights as compared to our ordinary shares, in the form of ADSs or otherwise, and could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be diluted.

         You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States.

Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        The Cayman Islands courts are also unlikely:

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  to recognize or enforce against us judgments of courts of the United States based on civil liability provisions of U.S. securities laws; and

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  to impose liabilities against us, in original actions brought in the Cayman Islands, based on civil liability provisions of U.S. securities laws that are penal in nature.

        There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

         Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands company and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

         The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your ordinary shares.

        As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our amended and restated memorandum and articles of association, the minimum notice period required for convening a general meeting is seven days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

         Our existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

        As of February 28, 2013, entities affiliated with Warburg Pincus beneficially owned approximately 54.7% of our outstanding share capital. As a result, Warburg Pincus has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Warburg Pincus may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders.

        In addition, we are a "controlled company" as defined under NASDAQ Stock Market rules because Warburg Pincus beneficially owns more than 50% of our outstanding ordinary shares. For so long as we remain a controlled company under that definition, we are permitted to elect to rely on certain exemptions from corporate governance rules:

  •
  an exemption from the rule that a majority of our board of directors must be independent directors;

  •
  an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

  •
  an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

        We have notified the NASDAQ Stock Market that we intend to rely on the first two of these three exemptions. As a result, our independent directors may not have as much influence over our corporate policy as they would if we were not a controlled company.

        Following the completion of this offering, Warburg Pincus will own 110,135,652 ordinary shares, or 38.1% of our outstanding ordinary shares, assuming no exercise of the underwriters' over-allotment option, and we will no longer be a controlled company as defined under NASDAQ Stock Market rules. However, we will not have to comply with the rule that a majority of our board of directors must be independent directors until one year from the completion of this offering, and we may choose to rely on home country practice instead of complying with this rule, as described immediately below.

         As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ Stock Market corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NASDAQ Stock Market corporate governance listing standards.

        As a Cayman Islands company listed on the NASDAQ Stock Market, we are subject to the NASDAQ Stock Market corporate governance listing standards. However, NASDAQ Stock Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NASDAQ Stock Market corporate governance listing standards. For example, neither the Companies Law of the Cayman Islands nor our memorandum and articles of association requires a majority of our directors to be independent and we could include non-independent directors as members of our compensation committee and (if we chose to have one) our nominating committee, and our independent directors would not necessarily hold regularly scheduled meetings at which only independent directors are present. In addition, while NASDAQ Stock Market rules require that an issuer listing common stock hold an annual meeting of shareholders no later than one year after the end of the issuer's fiscal year-end, neither the Companies Law of the

Cayman Islands nor our articles of association contains such a requirement, and we followed the practices of Cayman Islands with respect to this matter and did not hold an annual general meeting of shareholders in 2011, although we did hold an annual general meeting of shareholders on June 1, 2012. To the extent that we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under the NASDAQ Stock Market corporate governance listing standards applicable to U.S. domestic issuers. For example, NASDAQ Stock Market rules require shareholder approval in certain circumstances when an issuer increases its outstanding shares by 20% or more, but neither the Companies Law of the Cayman Islands nor our memorandum and articles of association contains a similar requirement, and if we chose to follow home country practice under such circumstances, our existing shareholders would not have an opportunity to vote to approve or disapprove of such an increase.

         The depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, except in limited circumstances, which could adversely affect your interests.

        Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders' meetings unless:

  •
  we have failed to timely provide the depositary with notice of meeting and related voting materials;

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

  •
  the voting at the meeting is to be made on a show of hands.

        The effect of this discretionary proxy is that if you do not vote at shareholders' meetings, you cannot prevent our ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

         You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions that it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

         You may not be able to participate in rights offerings and may experience dilution of your holdings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

         You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in it may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "is expected to," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

  •
  our growth strategies;

  •
  our future business development, results of operations and financial condition;

  •
  expected changes in our revenue and certain cost or expense items;

  •
  our ability to develop new products and attract customers;

  •
  trends and competition in the semiconductor and mobile handset industries;

  •
  our ability to protect our intellectual property rights; and

  •
  assumptions underlying or related to any of the foregoing.

        You should read thoroughly this prospectus and the information incorporated by reference in it with the understanding that our actual future results may be materially different from and/or worse than what we expect. Risk Factors and Operating and Financial Review and Prospects, among other sections, discuss factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        The forward-looking statements made or incorporated by reference in this prospectus relate only to events or information as of the date on which the statements are made. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the information incorporated by reference in it completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

        We expect to receive proceeds from this offering of $1.1 million, after deducting underwriting discounts and commissions. We plan to use the proceeds to pay the expenses of the offering, which we estimate will be $1.1 million and which we are contractually obligated to pay under our second amended and restated shareholders agreement dated as of February 25, 2010. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders, including any ADSs subject to the underwriters' over-allotment option, although we will bear the costs, other than underwriting discounts and commissions, associated with those sales.

 DIVIDEND POLICY

        We declared a special one-time cash dividend of US$0.20 per ordinary share, or US$1.20 per ADS, payable on October 18, 2012 to shareholders of record as of the close of business on October 1, 2012. We have not declared or paid cash dividends other than on this one occasion and we currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our subsidiaries in the British Virgin Islands and Hong Kong for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "PRC Regulation—Regulations on Dividend Distribution."

        Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

        You should read this table in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 20-F for the year ended December 31, 2012, which are incorporated by reference herein.

        The following table sets forth our capitalization as of December 31, 2012 on an actual basis.

As of December 31, 2012
In thousands of US$
Shareholders' Equity
Ordinary Shares ($0.01 par value; 294,000,000 shares authorized, 278,597,522 shares issued and outstanding on an actual basis)	2,885
Additional paid-in capital	146,887
Recourse loans(1)	(1,544)
Accumulated other comprehensive income	1,207
Treasury stock	(13,579)
Retained earnings	60,371

Total shareholders' equity	196,227

Note:
(1)    Recourse loans represent loans to certain non-executive employees to facilitate their personal financial engagements.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated in the Cayman Islands in order to enjoy the following benefits:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

  •
  Cayman Islands companies do not have standing to sue before the federal courts of the United States.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        All of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Law Debenture Corporate Services Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Conyers Dill & Pearman (Cayman) Limited, our counsel as to Cayman Islands law, and Jun He Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Conyers Dill & Pearman (Cayman) Limited has further advised us that the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts of the United States against us under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and the courts of the Cayman Islands would give a judgment thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

        Jun He Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment against us or our directors and officers rendered by a court in the United States.

PRICE RANGE OF OUR AMERICAN DEPOSITARY SHARES

        Our ADSs, each representing six ordinary shares, have been listed on NASDAQ since November 10, 2010 and trade under the symbol "RDA." The following table provides the high and low trading prices for our ADSs on NASDAQ for the periods indicated.

	Trading Price
	High	Low
	US$	US$
Annual High and Low
Fiscal Year 2010 (from November 10, 2010)	18.20	9.53
Fiscal Year 2011	15.90	7.06
Fiscal Year 2012	14.25	8.51
Quarterly Highs and Lows
First Fiscal Quarter of 2011	15.90	12.50
Second Fiscal Quarter of 2011	15.09	8.46
Third Fiscal Quarter of 2011	10.12	7.06
Fourth Fiscal Quarter of 2011	12.37	7.51
First Fiscal Quarter of 2012	14.25	9.58
Second Fiscal Quarter of 2012	13.12	9.81
Third Fiscal Quarter of 2012	12.48	8.51
Fourth Fiscal Quarter of 2012	11.32	9.82
First Fiscal Quarter of 2013 (until March 14, 2013)	12.58	10.42
Monthly Highs and Lows
September 2012	12.48	8.95
October 2012	11.18	10.01
November 2012	11.32	10.00
December 2012	10.75	9.82
January 2013	11.98	10.85
February 2013	12.58	10.43
March 2013 (until March 14, 2013)	11.74	10.42

        On March 14, 2013, the last reported closing sale price of our ADSs on Nasdaq was $11.58 per ADS.

 SELLING SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by each selling shareholder.

        The calculations in the table below are based on 289,074,642 ordinary shares issued and outstanding as of the date of this prospectus and immediately following the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs from certain of the selling shareholders.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%	Number	%	Number	%
Warburg Pincus entities(1):
WP Microelectronics Holdings Ltd.	15,000,000	5.2	—	—	15,000,000	5.2
Warburg Pincus Private Equity VIII, L.P.	69,356,461	24.0	23,258,427	8.0	46,098,034	15.9
Warburg Pincus Netherlands Private Equity VIII I, C.V.	2,010,333	0.7	674,157	0.2	1,336,176	0.5
WP-WPVIII Investors, L.P. (as successor in interest to Warburg Pincus Germany Private Equity VIII, K.G.)	201,032	0.1	67,416	0.0	133,616	0.0
Warburg Pincus International Partners, L.P.	68,599,194	23.7	23,004,480	8.0	45,594,714	15.7
Warburg Pincus Netherlands International Partners I, C.V.	2,862,713	1.0	960,000	0.3	1,902,713	0.7
WP-WPIP Investors L.P. (as successor in interest to Warburg Pincus Germany International Partners, K.G.)	105,919	0.0	35,520	0.0	70,399	0.0

Warburg Pincus entities, total	158,135,652	54.7	48,000,000	16.6	110,135,652	38.0
Jun Chen(2)	4,525,510	1.6	1,500,000	0.5	3,025,510	1.0

(1)
Warburg Pincus LLC, a New York limited liability company, acts as the manager of certain private equity funds, including the Warburg Pincus entities aside from WP Microelectronics Holdings Ltd. Warburg Pincus Partners, LLC, a New York limited liability company and a direct subsidiary of Warburg Pincus & Co., a New York general partnership, is the general partner of the Warburg Pincus entities aside from WP Microelectronics Holdings Ltd. Warburg Pincus & Co. is the managing member of Warburg Pincus Partners, LLC. Charles R. Kaye and Joseph P. Landy are managing general partners of Warburg Pincus & Co. and managing members and co-presidents of Warburg Pincus LLC.

(2)
The ordinary shares beneficially owned by Mr. Chen prior to this offering include 3,630,807 ordinary shares held by Mr. Chen (of which 1,051,016 were held in the form of ADSs), 888,383 ordinary shares issuable upon exercise of options held by Mr. Chen that are exercisable within 60 days of March 15, 2013 and 6,319 ordinary shares under restricted share units held by Mr. Chen that are vested or will be vested within 60 days of March 15, 2013.

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, which is referred to as the Companies Law below.

        As of the date of this prospectus, our authorized share capital consists of 940,000,000 ordinary shares with a par value of $0.01 each. As of the date of this prospectus, there are 289,074,642 ordinary shares outstanding.

        The following are summaries of material provisions of our fourth amended and restated memorandum and articles of association in effect as of the date of this prospectus insofar as they relate to the material terms of our ordinary shares.

  Ordinary Shares

        General.    All of our outstanding ordinary shares are fully paid. The ordinary shares are issued in registered form. Our shareholders who are not residents of the Cayman Islands may freely hold and vote their shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

        Voting Rights.    Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders' meeting is by show of hands unless a poll is demanded. A poll may be demanded by any shareholder holding at least 10% of the shares given a right to vote at the meeting, present in person or by proxy.

        A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold not less than one-third of our voting share capital. Shareholders' meetings may be held annually and may be convened by our board of directors on its own initiative. Advance notice of at least seven calendar days is required for the convening of shareholders' meetings.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including alter the amount of our authorized share capital, consolidate all or any of our share capital and divide all or any of our share capital into shares of larger amount than our existing share capital, and cancel any authorized unissued shares.

        Transfer of Ordinary Shares.    Subject to the restrictions set out in our memorandum and articles of association, our shareholders may transfer all or any of their ordinary shares by an instrument of transfer.

        Our board of directors may decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board may reasonably require to show the right of the transferor to make the transfer; and (b) a fee of such maximum sum as the NASDAQ Stock Market may determine to be payable, or such lesser sum as our board may from time to time require, is paid to us in respect thereof.

        If our board of directors refuses to register a transfer it shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may be suspended on 14 days' notice being given by advertisement in such one or more newspapers or by electronic means and the register closed at such times and for such periods as our board may from time to time determine.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution shall be distributed as determined by the liquidator with the sanction of an ordinary resolution of the shareholders.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. Shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

        Redemption of Shares.    We may issue shares on terms that are subject to redemption on such terms and in such manner as may, before the issue of such shares, be determined by the board of directors.

        Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

        Limitations on the Right to Own Shares.    There are no limitations on the right to own our shares.

History of Securities Issuances

        The following is a summary of our securities issuance during the past three years.

        In March 2010, we issued 1,950,642 ordinary shares to Zhangjiang RDK Company Limited for $4.2 million. In October 2010, we issued 794,213 previously granted restricted shares to certain of our executive officers.

        In addition, we have adopted two share incentive plans, namely, the 2005 Share Option Scheme, as amended and restated on April 1, 2008, which we refer to as the 2005 plan, and the 2009 Share Incentive Plan, which we refer to as the 2009 plan. As of February 28, 2013, options to purchase a total of 29,883,933 ordinary shares have been granted under the 2005 plan. No options granted under the 2005 plan remain unvested. As of February 28, 2013, a total of 5,831,601 options, 6,148,986 restricted share units and 794,213 restricted shares to purchase an aggregate number of 12,774,800 ordinary shares have been granted under the 2009 plan and 5,694,441 options, 1,751,519 restricted share units and 251,500 restricted shares are outstanding.

Issuance of Additional Preferred Shares

        Our fourth amended and restated memorandum and articles of association authorize our board of directors to issue shares, grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with existing shares in issue at such times and on such other terms as they think proper.

        Our board of directors may issue preferred shares, without action by our shareholders, to the extent authorized but unissued. The issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares, including holders of ADSs.

Differences in Corporate Law

        The Companies Law of the Cayman Islands is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors (representing 75% by value) with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suit

        The Cayman Islands courts can be expected to follow English case law precedents. The common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a noncontrolling shareholder to commence a class action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, and (c) an action which requires a resolution with a qualified (or special) majority which has not been obtained) have been applied and followed by the courts in the Cayman Islands.

Indemnification

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        Under our fourth amended and restated memorandum and articles of association, we may indemnify our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in connection with the execution or discharge of their duties, including liabilities incurred in defending any civil proceedings concerning us or our affairs except where incurred through the willful neglect or default of such director or officer.

        We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Anti-Takeover Provisions in Our Fourth Amended and Restated Memorandum and Articles of Association

        Some provisions of our fourth amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        Delaware corporate law does not prohibit an interested director from voting on matters in which he or she has an interest. Under Delaware corporate law, a transaction in which a director or officer stands on both sides shall not be voidable by reason of a conflict of interest if one of the following conditions are met: (i) the relevant facts are known to the board and a majority of disinterested directors approve; (ii) the relevant facts are known to the shareholders, and the shareholders approve; (iii) the terms of the transaction are, as of the time it is authorized by the directors or the shareholders, fair to the corporation.

        In addition, Delaware corporate law does not require a majority of a company's directors to be independent.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: (i) a duty to act bona fide in the best interests of the company; (ii) a duty not to make a profit based on his or her position as director (unless the company permits him to do so); and (iii) a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Our fourth amended and restated articles of association provide that none of our directors shall be disqualified from office from contracting with us nor shall any such contract or arrangement in which any of our directors to be avoided, nor shall any of our directors so contracting be liable to account to us or our shareholders for any profit or other benefits realized by any such contract or arrangement by reason of such director holding that office or of the fiduciary relationship thereby established provided that the director discloses the nature of his interest in any contract or arrangement to our board.

        Neither Cayman Islands Companies Law nor our fourth memorandum and articles of association requires a majority of our directors to be independent.

Shareholder Action by Written Consent

        Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our fourth amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Neither Cayman Islands law nor our fourth memorandum and articles of association allow our shareholders to requisition a shareholders' meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our fourth memorandum and articles of association, directors may be removed by ordinary resolution.

Transactions with Interested Shareholder

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        Citibank, N.A. acts as the depositary bank for the ADSs. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as American Depositary Receipts or ADRs. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 10/F, Harbour Front (II), 22 Tak Fung Street, Hung Hom, Kowloon, Hong Kong.

        We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov).

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

        Each ADS represents the right to receive six ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, we nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder."

Dividends and Distributions

        As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

        Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Ordinary Shares

        Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

        No such distribution of new ADSs will be made if it would violate a law (including U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

        Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

        The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

        The depositary bank will not distribute the rights to you if:

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  we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

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  we fail to deliver satisfactory documents to the depositary bank; or

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  it is not reasonably practicable to distribute the rights.

        The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

        The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

        Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

        If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

        The depositary bank will not distribute the property to you and will sell the property if:

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  we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

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  we do not deliver satisfactory documents to the depositary bank; or

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  the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

        The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

        Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

        The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

        If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

        The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

        When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

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  The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

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  All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

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  You are duly authorized to deposit the ordinary shares.

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  The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

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  The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties is incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        If you hold ADRs, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

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  ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

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  provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

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  provide any transfer stamps required by the State of New York or the United States; and

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  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders pursuant to the terms of the deposit agreement upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

        If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

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  temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends;

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  obligations to pay fees, taxes and similar charges; and

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  restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in Description of Share Capital.

        At our request, the depositary bank will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

        Voting at our shareholders' meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any shareholder present in person or by proxy. If the depositary bank timely receives voting instructions from a holder of ADSs, the depositary bank will endeavor to cause the ordinary shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders' meeting by show of hands, the depositary bank will instruct the custodian to vote all ordinary shares (in person or by proxy) on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders' meeting by poll, the depositary bank will instruct the custodian to vote the ordinary shares (in person or by proxy) on deposit in accordance with the voting instructions received from holders of ADSs. If you do not vote, the depositary bank will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders meetings, unless (i) we have instructed the depositary that we do not wish a discretionary proxy to be given; (ii) we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; (iii) a matter to be voted on at the meeting would have a material adverse impact on shareholders; or (iv) voting at the meeting is made on a show of hands. If voting is by show of hands, the depositary will instruct the custodian to vote all deposited securities in accordance with the voting instructions received from a majority of ADS holders who provided voting instructions.

        Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

        As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees
Issuance of ADSs	Up to U.S.5¢ per ADS issued
Cancellation of ADSs	Up to U.S.5¢ per ADS cancelled
Distribution of cash dividends or other cash distributions	Up to U.S.5¢ per ADS held
Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to U.S.5¢ per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S.5¢ per ADS held
Depositary services	Up to U.S.5¢ per ADS held on the applicable record date(s) established by the depositary bank
Transfer of ADRs	U.S.$1.50 per certificate presented for transfer

        As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

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  fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares);

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  expenses incurred for converting foreign currency into U.S. dollars;

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  expenses for cable, telex and fax transmissions and for delivery of securities;

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  taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit); and

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  fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

        Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (such as stock dividends and rights distributions), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

        The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank may agree from time to time.

Amendments and Termination

        We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

        We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

        After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary Bank

        The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary bank will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The deposit agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

  •
  We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

  •
  The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

  •
  The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for any failure by us to give notice.

  •
  We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

  •
  We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

  •
  We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

  •
  We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

  •
  We and the depositary bank also disclaim liability for the inability of a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

  •
  We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

  •
  We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

        Subject to the terms and conditions of the deposit agreement, the depositary bank may issue ADSs to broker-dealers before receiving a deposit of ordinary shares or release ordinary shares to broker-dealers before receiving ADSs for cancellation. These transactions, which are entered into between the depositary bank and the applicable broker-dealer, are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (including the need to receive collateral, the type of collateral required and the representations required from brokers). Under the terms of the deposit agreement, each pre-release transaction must be fully collateralized with cash, U.S. government securities or such other collateral as the depositary bank deems appropriate. The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

  •
  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

  •
  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

  •
  Hold the foreign currency (without liability for interest) for the applicable holders.

SHARES ELIGIBLE FOR FUTURE SALE

        All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction in the United States or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs.

        The ordinary shares held by existing shareholders prior to our initial public offering are "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules and the registration rights held by certain of our shareholders are described below.

Rule 144

        Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act, subject to certain additional restrictions.

        Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

  •
  1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately 2,547,601 ordinary shares immediately after this offering; or

  •
  the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, on the NASDAQ Global Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

        Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

        Pursuant to our second amended and restated shareholders agreement, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

        Demand Registration Rights.    At any time upon a written request from the holders of at least 50% of the registrable securities then outstanding, we shall file a registration statement covering the offer and sale of the registrable securities. Registrable securities include our ordinary shares issued upon conversion of the preferred shares or held or acquired by Warburg Pincus entities that were signators to the second amended and restated shareholders agreement. However, we are not obligated to proceed with a demand registration if we have already effected three demand registrations or if we have, within the six months period preceding the date of such request, already effected a registration under the Securities Act pursuant to the exercise of the holders' demand registration rights or Form F-3 registration rights or in which the holders had an opportunity to participate pursuant to the exercise of their piggyback registration rights. We have the right to defer the filing of a registration statement for up to 120 days if our board of directors determines in good faith that the filing of a registration statement would be materially detrimental to us, but we cannot exercise the deferral right more than once in any 12-month period.

        Piggyback Registration Rights.    If we propose to file a registration statement for a public offering of our securities other than pursuant to registration statement relating to any employee benefit plan or a corporate reorganization, then we must offer holders of registrable securities an opportunity to include in that registration all or any part of their registrable securities. The underwriters of any underwritten offering have the right to limit the number of shares with registration rights to be included in the registration statement, subject to certain limitations.

        Form F-3 Registration Rights.    When we are eligible for registration on Form F-3, holders of a majority of all registrable securities then outstanding have the right to request that we file registration statements on Form F-3 covering the offer and sale of their securities. A Form F-3 registration shall not be deemed to be a demand registration.

        We are not obligated to effect a Form F-3 registration, among other things, if (1) we have already effected a registration under the Securities Act within the six months period preceding the date of such request, other than a registration from which the registrable securities of the holders have been excluded, or (2) the dollar amount of securities to be sold is of an aggregate price to the public of less than $1.0 million. We have the right to defer filing of a registration statement for up to 120 days if our board of directors determines in good faith that the filing of a registration statement would be materially detrimental to us, but we cannot exercise the deferral right more than once in any 12-month period.

        Expenses of Registration.    We will pay all expenses relating to any demand, piggyback, or Form F-3 registration, other than underwriting commissions and discounts.

        Termination of Obligations.    We shall have no obligation to effect any demand, piggyback, or Form F-3 registration if, in the reasonable opinion of our counsel, all registrable securities may be sold at that time without registration pursuant to Rule 144 under the Securities Act.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. International plc are acting as representatives, have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. International plc
Total

        The underwriters and the representatives are collectively referred to as the "underwriters." The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent accountants. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters' over-allotment option described below. Morgan Stanley & Co. International plc will offer the ADSs in the United States through its registered broker-dealer affiliate in the United States Morgan Stanley & Co. LLC.

        The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$          per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

        Certain of the selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,252,500 additional ADSs at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter's name in the preceding table bears to the total number of ADSs listed in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $          and the total underwriters' discounts and commissions would be $          . We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.

        The table below shows the per ADS and total underwriting discounts and commissions that we and the selling shareholders will pay the underwriters. The underwriting discounts and commissions are determined by negotiations among us, the selling shareholders and the representatives and are a percentage of the offering price to the public. Among the factors to be considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

        These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Underwriting Discounts and Commissions	No Exercise	Full Exercise
Per ADS	$	$
Total by us	$	$
Total by the selling shareholders	$	$

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered by them.

        The total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1.1 million. Expenses include the SEC and the Financial Industry Regulatory Authority, or FINRA, filing fees, the NASDAQ Global Market listing fees, and printing, legal, accounting and miscellaneous expenses.

        Our ADSs are listed on the NASDAQ Global Market under the symbol "RDA."

        We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, subject to certain exceptions, during the period ending 90 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or

  •
  file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph generally do not apply to:

  •
  the ADSs to be sold pursuant to this prospectus;

  •
  the issuance by us of ordinary shares or ADSs upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing; or

  •
  the grant by us of options under our stock option plans or the issuance by us of ordinary shares or ADSs upon the exercise of such options or pursuant to our employee stock purchase plan.

        Each of our directors, executive officers and the Warburg Pincus entities has agreed, subject to certain exceptions, not to:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs.

during the period ending 90 days after the date of this prospectus without the prior written consent of the representatives on behalf of the underwriters, whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph generally do not apply to:

  •
  the exercise of any of our directors, executive officers and shareholders' rights to acquire ordinary shares upon the exercise of options that were granted under our stock option plans;

  •
  transfers of ordinary shares or ADSs or any securities convertible into ordinary shares (i) to an immediate family member or a trust formed for the direct or indirect benefit of an immediate family member, (ii) as a bona fide gift, or (iii) through will or intestacy;

  •
  distributions of ordinary shares or ADSs or any securities convertible into ordinary shares to limited partners or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b) or (c), (i) each donee or distributee shall sign and deliver a lock-up letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of ordinary shares, shall be required or shall be voluntarily made during the restricted period;

  •
  ordinary shares sold or tendered to us or withheld by us for tax withholding purposes in connection with the vesting of equity awards that are subject to a taxable event upon vesting; or

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares or ADSs, provided that (i) such plan does not provide for the transfer of ordinary shares or ADSs during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such directors, executive officers and shareholders or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of the ordinary shares or ADSs may be made under such plan during the restricted period.

        The foregoing lock-up period will be extended under certain circumstances. If (a) during the last 17 days of the applicable lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (b) prior to the expiration of the applicable lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable lock-up period, the lock-up will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        The representatives, in their sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

        To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may stabilize or maintain the market price of the ADSs above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        From time to time, the underwriters may have provided, and may continue to provide, investment banking and other financial advisory services to us, our officers or our directors for which they have received or will receive customary fees and commissions.

        We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities under the Securities Act. If we or the selling shareholders are unable to provide this indemnification, we and the selling shareholders will contribute to payments that the underwriters may be required to make for these liabilities.

        The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, New York 10010. The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom.

Electronic Offer, Sale and Distribution of ADSs

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of our ADSs may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our ADSs shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any of our ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our ADSs to be offered so as to enable an investor to decide to purchase any of our ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our ADSs in, from or otherwise involving the United Kingdom.

  Switzerland

        The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art.1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

  Australia

        This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the ADSs.

        The ADSs are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the ADSs has been, or will be, prepared.

        This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our ADSs, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our ADSs shall be deemed to be made to such recipient and no applications for our ADSs will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our ADSs you undertake to us that, for a period of 12 months from the date of issue of the ADSs, you will not transfer any interest in the ADSs to any person in Australia other than to a wholesale client.

  Japan

        This offering has not been and will not be registered under the Financial Instruments and Exchange Law (Law No. 25 of 1948 of Japan, as amended, or the FIEL). The underwriters have represented and agreed that the ADSs being offered hereby which they purchase will be purchased by them as principal and that they will not, directly or indirectly, offer or sell any ADSs in Japan or to, or for the benefit of, any Japanese Person or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan. For the purposes of this paragraph, "Japanese Person" shall mean any "Person Resident in Japan" (kyojusha) as defined in Section 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended), including any corporation or other entity organized under the laws of Japan.

  Hong Kong

        This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any ADSs being offered hereby other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance. No advertisement, invitation or document relating to the ADSs being offered hereby will be issued or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong except if permitted under the securities laws of Hong Kong, other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

  Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, no person may offer or sell the ADSs being offered hereby or cause such ADSs to be made the subject of an invitation for subscription or purchase, or circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such ADSs, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or (iii) to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

  Cayman Islands

        This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares to any member of the public in the Cayman Islands.

  People's Republic of China

        This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

  Canada

        The ADSs may not be offered or sold, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made and only by a dealer duly registered under applicable laws in circumstances where an exemption from applicable registered dealer registration requirements is not available.

LEGAL MATTERS

        The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman (Cayman) Limited. Legal matters as to PRC law will be passed upon for us by Jun He Law Offices and for the underwriters by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Conyers Dill & Pearman (Cayman) Limited with respect to matters governed by Cayman Islands law and Jun He Law Offices with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 11th Floor, PricewaterhouseCoopers Center, 2 Corporate Avenue, 202 Hu Bin Road, Shanghai 200021, People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

        We have filed a registration statement with the SEC on Form F-3 under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement with the SEC on Form F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-3, does not contain all of the information contained or incorporated by reference in the registration statement. You should read our registration statements and their exhibits and schedules and the information incorporated by reference in them for further information with respect to us and our ADSs.

 CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

        In this prospectus, unless otherwise indicated or unless the context otherwise requires,

  •
  "we," "us," "our company" and "our" refer to RDA Microelectronics, Inc., a company incorporated in the Cayman Islands, our predecessor, our consolidated subsidiaries and our consolidated controlled entities;

  •
  "China" and the "PRC" refer to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "ADSs" refer to our American depositary shares, each of which represents six ordinary shares;

  •
  "ordinary shares" refer to our ordinary shares, par value $0.01 per share;

  •
  "RMB" and "Renminbi" refer to the legal currency of China; and

  •
  "$" and "U.S. dollars" refer to the legal currency of the United States.

        Unless we indicate otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to 1,252,500 additional ADSs representing 7,515,000 ordinary shares.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our fourth amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through the willful neglect or default of such director or officer.

        Under the terms of our indemnification agreements with our directors and executive officers, the form of which is filed as Exhibit 10.3 to the registration statement on Form F-1 (File No. 333-170063), as amended, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9.    EXHIBITS

        The exhibits to this registration statement are listed on the Index to Exhibits to this registration statement, which Index to Exhibits is hereby incorporated by reference.

ITEM 10.    UNDERTAKINGS.

(A)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People's Republic of China, on March 15, 2013.

RDA MICROELECTRONICS, INC.
By:	/s/ VINCENT TAI
	Name:	Vincent Tai
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Lily Li Dong and Gordon Yi Ding as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on March 15, 2013.

Signature	Title

/s/ VINCENT TAI Name: Vincent Tai	Chairman and Chief Executive Officer (principal executive officer)
/s/ LILY LI DONG Name: Lily Li Dong	Chief Financial Officer (principal financial and accounting officer)
/s/ SHURAN WEI Name: Shuran Wei	Director
/s/ JULIAN CHENG Name: Julian Cheng	Director
/s/ GORDON YI DING Name: Gordon Yi Ding	Director
/s/ SHUN LAM STEVEN TANG Name: Shun Lam Steven Tang	Director

Signature	Title

/s/ PETER WAN Name: Peter Wan	Director
/s/ ALLEN KAM-SING MA Name: Allen Kam-sing Ma	Director
/s/ FUSEN CHEN Name: Fusen Chen	Director
/s/ DIANA ARIAS Name: Diana Arias, on behalf of	Authorized United States Representative
Law Debenture Corporate Services Inc. Title: Senior Manager

INDEX TO EXHIBITS

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement*
3.1
Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-170063))
4.1	Registrant's Specimen American Depositary Receipt (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1, as amended (File No. 333-170063))
4.2	Registrant's Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-170063))
4.3
Deposit Agreement among the Registrant, Citibank N.A. as depositary, and holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, dated as of November 9, 2010 (incorporated herein by reference to Exhibit 2.3 to the annual report on Form 20-F for the year ended December 31, 2012 (File No. 001-34943))
5.1	Opinion of Conyers Dill & Pearman (Cayman) Limited
23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, Independent Registered Public Accounting Firm
23.2	Consent of Conyers Dill & Pearman (Cayman) Limited (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)

*
To be filed by amendment.